Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into by and between Sarcos Corp. (“Sarcos” or the “Company”), a wholly-owned subsidiary of Sarcos Technology and Robotics Corporation (“Parent”), and Steven Hansen (“Employee”) (collectively “Parties”) to set forth the terms and conditions of Employee’s separation from Sarcos.

NOW THEREFORE, in exchange for the mutual consideration described herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Termination of Employment.  The Parties agree that unless terminated sooner, Employee’s employment with Sarcos will terminate no later than December 1, 2022 (the “Planned Termination Date”, with Employee’s actual last day of employment, whether the Planned Termination Date or earlier, referred to herein as the “Termination Date”).  Employee acknowledges and agrees that nothing in this Agreement is intended to alter the at-will nature of Employee’s employment with Sarcos.  Accordingly, Employee’s employment with Sarcos may be terminated at any time, with or without cause or for any or no reason, at Employee’ s option or at the option of the Company, with or without notice, whether on or before the Planned Termination Date.  While either the Company or Employee can terminate Employee’s employment and the Transition Period (as defined below) at any time, it is the intention of both Parties as of the date hereof that Employee remain employed and continue to perform the Transition Duties (as defined below) until the Planned Termination Date.  Employee shall not be eligible to accrue any compensation or benefits after the Termination Date, other than what is provided for in Section 4.b.  Employee acknowledges that Employee has been removed from all positions and offices currently held as an officer of Sarcos, Parent and/or any other direct or indirect subsidiaries of Parent. Each of Parent, Sarcos and Employee acknowledges and agrees that Employee no longer serves in or holds any such positions and offices.  To avoid any doubt, Employee hereby resigns from any and all such positions and also agrees to execute any necessary documents or other forms necessary to effectuate or document the foregoing as a matter of local, state, federal, or international law or as otherwise reasonably requested by Parent or Sarcos.  The Parties agree that for purposes of determining the number of shares of Parent’s common stock that Employee is entitled to purchase from Parent, pursuant to the exercise of the Employee’s outstanding options, and the number of Employee’s Parent restricted stock units that have vested (“RSUs”), Employee will be considered to have vested only up to the Termination Date and pursuant to the Vesting Acceleration (as defined below), if applicable.  Employee acknowledges that, if the Termination Date occurs on the Planned Termination Date and a Change in Control (as defined in the Employment Agreement (as defined below)) does not occur before the Termination Date, then (i) as of the Termination Date, Employee will have vested in the number of shares subject to options and RSU awards as listed in the column labeled “Vested as of Planned Termination Date” on Attachment A hereto, and (ii) if Employee receives the Vesting Acceleration,  Employee will vest in the number of shares subject to options and RSU awards as listed in the column labeled “Potential Vesting Acceleration” on

Attachment A hereto.  The exercise of Employee’s vested options and any shares issued to Employee pursuant to any such exercise or the vesting of any RSUs shall continue to be governed by the terms and conditions of the underlying stock option agreements (as applicable), underlying restricted stock unit award agreements (as applicable), and the applicable equity plan (collectively, the “Stock Agreements”).

2. Acknowledgement of Full Payment of Compensation to Date.  Employee acknowledges and agrees that Sarcos and its affiliates and agents have paid all compensation owed to Employee through the date Employee signs this Agreement, including but not limited to base salary, hourly wages, overtime (if any), incentive compensation, and any other payments that may have been agreed-upon either orally or in writing. Employee will be reimbursed in a timely manner for all outstanding and approved expenses incurred by Employee prior to the Termination Date in accordance with standard Sarcos policies. Employee acknowledges that Employee’s Company-sponsored health insurance benefits shall cease in accordance with the plan documents, subject to Employee’s right to continue Employee’s health insurance under COBRA.

3. Income Taxes and Authorized Deductions.  All payments made as a result of this Agreement and the Supplemental Release are considered wages and are subject to required income tax and other withholding and authorized deductions.  The amounts are stated as gross amounts.

4. Consideration.

a. Transition Opportunity.  In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and subject to Section 1 above, Employee will continue employment with Sarcos on a transitional, at-will basis from the Effective Date of this Agreement until the Termination Date (such period, the “Transition Period” and such opportunity, the “Transition Opportunity”).  During the Transition Period, Employee will perform duties related to the transitioning of Employee’s responsibilities, in all cases as directed by the Company in its sole discretion (the “Transition Duties”).  Notwithstanding, nothing in this Agreement shall preclude Employee from providing consulting services to any other entity during the Transition Period, subject to Employee’s compliance with the Intellectual Property Agreement and further subject to such outside consulting services not being in conflict with Employee’s fiduciary duties to the Company.  Employee shall not report to Sarcos facilities during the Transition Period, except as requested by or with the prior consent of the Company.  During the Transition Period, Employee will continue to be a full-time employee and receive Employee’s regular base salary in effect as of the date of this Agreement, less applicable withholdings.  During the Transition Period, Employee will be eligible to participate in the then-available Company benefits and plans, at the same level as Employee would have been eligible to participate in such plans immediately prior to the start of the Transition Period, subject to the terms and conditions, including eligibility requirements, of such plans.  Notwithstanding the foregoing, the Parties acknowledge and agree that during the Transition Period (i) Employee shall not be eligible to participate in the Company’s bonus programs, (ii) Employee shall not be eligible for any compensation increase, and (iii) Employee shall not be eligible for any new stock option, restricted stock unit, or other equity grants.  Employee shall continue to vest in his outstanding equity grants in accordance with their terms until the Termination Date.  Sarcos and Employee agree that, unless Employee’s employment is terminated by the Company for Cause (as defined in the Employment Agreement) or Employee resigns without Good Reason (as defined in the Employment Agreement), and subject to the provisions of this Agreement, Employee shall be entitled to the Severance benefits provided by this Agreement following the Termination Date if Employee executes and does not revoke the Supplemental Release (as defined below) and the Supplemental Release becomes effective and irrevocable no later than sixty (60) days following the Termination Date or such earlier date specified in the Supplemental Release (the “Supplemental Release Requirement”). For the avoidance of doubt, the changes in Employee’s duties, authorities, or responsibilities contemplated in this Agreement will not trigger the Employee’s right to terminate his employment with the Company for Good Reason (as defined in the Employment Agreement by and between the Company and Employee dated September 24, 2021 (the “Employment Agreement”)) under the Employment Agreement.

b. Severance Benefits.  Subject to Section 4.c below and in consideration of and contingent on (i) Employee’s execution of this Agreement and this Agreement going into effect, (ii) Employee’s satisfaction of the Supplemental Release Requirement, (iii) Employee’s fulfillment of all of the terms and conditions of this Agreement and the Supplemental Release, and (iv) Employee’s compliance with the Intellectual Property Agreement (as defined below), the Company agrees to provide the following benefits to Employee (which Employee acknowledges and agrees constitute and are in full satisfaction of the severance benefits described in Section 6 of the Employment Agreement:

i. Salary Continuation.

A.Sarcos agrees to pay Employee severance pay equal to six (6) months of Employee’s base salary for the six (6) month period that follows the Termination Date. Severance payments shall be paid, less applicable withholdings, in substantially equal amounts in accordance with the Company’s regular payroll procedures during such six (6) month period, provided that the first payment shall not be made until the Company’s first regular payroll date on or after the sixtieth (60th) day following the Termination Date (the “Initial Payment Date”) and will include the amounts pertaining to any period following the Termination Date up to and including the Initial Payment Date.

B.If a Change in Control occurs during the period beginning on the Effective Date and ending three (3) months after the Termination Date (the “Double-Trigger Period”), Employee will not receive any further payments under Section 4.b.i.A, and Sarcos will pay Employee a lump sum severance payment equal to (x) six (6) months of Employee’s annual base salary, at the highest rate in effect during the period of Employee’s employment under the Employment Agreement, minus (y) the total gross amount of all payments made under Section 4.b.i.A.  Such payment will be paid, less applicable withholdings, on the later of (i) the Initial Payment Date or (ii) on or as soon as administratively practicable after the Change in Control.

ii. Bonus Severance.  If a Change in Control occurs during the Double-Trigger Period, Employee will receive a lump-sum payment equal to one hundred percent (100%) of the higher of (A) Employee’s target annual bonus as in effect for the fiscal year in which the Change in Control occurs or (B) Employee’s target annual bonus as in effect for the fiscal year in which Termination Date occurs; provided, in either case, the Company had not previously paid Employee an annual bonus corresponding to such fiscal year.  Such payment will be paid, less applicable withholdings, on the later of (i) the Initial Payment Date or (ii) on or as soon as administratively practicable after the Change in Control.  For avoidance of doubt, the amount paid to Employee pursuant to this Section 4.b.ii will not be prorated based on the actual amount of time Employee is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the Termination Date occurs.

iii. COBRA Reimbursement.  If Employee elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for Employee and Employee’s eligible dependents, if applicable, the Company will reimburse Employee for the premiums necessary to continue group health insurance benefits for Employee and Employee’s eligible dependents until the earlier of (A) a period of six (6) months from the Termination Date, (B) the date upon which Employee and/or Employee’s eligible dependents become(s) covered under similar plans or (C) the date upon which Employee ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”).  However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Employee a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage in effect on the Termination Date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Employee elects COBRA continuation coverage and will commence on the month following Employee’s termination of employment and will end on the earlier of (x) the date upon which Employee obtains other employment or (y) the date the Company has paid an amount equal to six (6) payments.

iv. Equity.  If a Change in Control occurs during the Double‑Trigger Period, Employee will receive vesting acceleration of one hundred percent (100%) of Employee’s equity awards that are outstanding and unvested as of the Termination Date; provided, however, that if such an outstanding equity award is to vest and/or the amount of such equity award to vest is to be determined based on the achievement of performance criteria, then such equity award will vest as to one hundred percent (100%) of the amount of the equity award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), unless otherwise provided in the applicable award agreement (such vesting acceleration under this Section 4.b.iv, the “Vesting Acceleration”).

c. Supplemental Release.  In exchange for the separation benefits as set forth in Section 4.b above, Employee agrees to execute, within the time period specified therein, a Supplemental Release Agreement in the form attached hereto as Exhibit A (the “Supplemental Release”), which will bridge the gap and cover the time period from the Effective Date of this Agreement through the Supplemental Effective Date (as defined in the Supplemental Release); provided, however, the Parties agree to modify the Supplemental Release to comply with any new laws that may become applicable.  The Parties agree that changes to the Supplemental Release, whether material or immaterial, do not restart the running of any review period specified in the Supplemental Release.

If (i) the Company terminates Employee’s employment with the Company for Cause prior to the Planned Termination Date (a “Good Cause Termination”), (ii) Employee resigns from employment with the Company without Good Reason prior to the Planned Termination Date (a “Premature Resignation”), or (iii) Employee fails to satisfy the Supplemental Release Requirement, then any such event shall be deemed to constitute a failure to comply with the material terms and conditions of this Agreement, and in such event, notwithstanding anything to the contrary herein or in the Supplemental Release, Employee shall not be entitled to the consideration in Section 4.b above except for Two Hundred Fifty Dollars ($250) thereof, less applicable withholdings (the “Partial Payment”), which shall be paid within ten (10) business days following the later of the effectiveness of this Agreement or the Termination Date, and Employee acknowledges and agrees that such Partial Payment and the Transition Opportunity above shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement.  In the event of a Good Cause Termination or a Premature Resignation, and provided Employee timely executes the Supplemental Release, Employee shall, in addition to the Partial Payment, receive Twenty-Five Thousand Dollars ($25,000), less applicable withholdings, which shall be paid within ten (10) business days following the Supplemental Effective Date (as defined in the Supplemental Release). For the avoidance of doubt, as used herein, “Cause” shall have the meaning set forth in the Employment agreement, and under no circumstances shall Cause be triggered by simple unsatisfactory performance of job duties that does not involve any of the other elements of Cause as described in the Employment Agreement.

d. General.  Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration provided for in Section 4.a, and without this Agreement and the Supplemental Release, Employee is not entitled to the consideration in Section 4.b.  Employee agrees and acknowledges that the consideration payable under this Agreement will remain subject to Section 8 (“Limitation on Payments”) of the Employment Agreement, and such Section 8 thereof is specifically incorporated by reference into this Agreement.  Employee acknowledges and agrees that the consideration described in this Section 4 replaces and is in lieu of all severance benefits in the Employment Agreement or otherwise, including, without limitation, those described in Section 6 of the Employment Agreement.  Employee further acknowledges and agrees that the Employment Agreement, except for Sections 8, 10, 11, 14, 15, 16, 17, 18, 20, 21, and 22 thereof (the “Surviving Sections”), is fully replaced by and superseded by this Agreement, and therefore Employee waives any rights to severance or other post-employment benefits under the Employment Agreement.

5. Compliance with Employee Intellectual Property Agreement.  Employee agrees to comply with all post-employment obligations under the Sarcos Employee Intellectual Property Agreement that Employee signed with the Company dated August 14, 2019 (the “Intellectual Property Agreement”), copies of which will be available to Employee upon request.

6. Return of Company Property.  Employee confirms that Employee will return to Sarcos, no later than five business days following the Termination Date all computers, tools, machinery, prototypes, components, documents, files, notes,  memoranda, records, business cards, credit cards, computer files, passwords and passkeys, card keys, or related physical or electronic access devices, and any and all other property received from Sarcos, its affiliates, or its or their respective predecessors in interest, or any of its or their respective current or former employees, or generated by Employee in the course of employment with or service to Sarcos or its affiliates and its or their respective predecessors in interest.

7. Complete Release of All Known and Unknown Claims.  In consideration of the payments due Employee under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Except as provided below, Employee, intending to be legally bound, does hereby, on behalf of Employee and Employee’s agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Employee Parties”) RELEASE AND FOREVER DISCHARGE Sarcos and Parent, their respective subsidiaries and affiliates, and each of Sarcos’s, Parent’s, and their respective subsidiaries’ and affiliates’ respective employees, officers, directors, employees and managers, and its and their respective successors and assigns, heirs, executors and administrators (collectively, the “Sarcos Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee or any of the Employee Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s initial dealings with Sarcos to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with Sarcos and/or Employee’s capacity as an employee, officer, director or shareholder of any Sarcos Party, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42

U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., the Utah Antidiscrimination Act, the Utah Employment Relations and Collective Bargaining Act, the Utah Right to Work Act, the Utah Drug and Alcohol Testing Act, the Utah Minimum Wage Act, the Utah Protection of Activities in Private Vehicles Act, the Utah Employment Selection Procedures Act, the Utah Occupational Safety and Health Act, and any other claims under any federal, state or local common law, statute or regulation, now or hereafter recognized, but not including such claims to payments and other rights provided Employee under the Agreement.  Nothing in this Agreement releases any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967 or the Older Workers Benefit Protection Act, but Employee acknowledges that Employee will release such claims upon executing and not revoking the Supplemental Release.  For the avoidance of doubt, this section does not release claims that cannot be released as a matter of law, including, for example, any right Employee may have to unemployment compensation benefits, workers’ compensation benefits, or compensation under the Utah Occupational Disease Act.

This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided under this Agreement, it is expressly understood and agreed that this Agreement shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment.  Notwithstanding the foregoing, Employee shall not be deemed to have released any claims for enforcement of obligations of Sarcos under this Agreement.

8. No Claims.  Employee expressly waives all rights afforded by any statute, law or regulation that limits the effect of a release with respect to unknown claims.  Employee understands the significance of Employee’s release of unknown claims and waiver of statutory protection against a release of unknown claims.

Employee agrees that Employee will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Agreement that is filed or instigated by Employee or on Employee’s behalf with any agency, court or other government entity that is inconsistent with the terms hereof.

Employee agrees and acknowledges that Employee is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Sarcos Parties of any kind whatsoever on account of the claims released under this Agreement (but not those claims reserved or excluded), including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.  Notwithstanding anything in this Agreement to the contrary, Employee further acknowledges that Employee is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that Employee disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Employee agrees and acknowledges that at no time prior to or contemporaneous with Employee’s execution of this Agreement has Employee filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever against any Sarcos Party which is based in whole or in part on any matter referred to in Section 7 above (“Claim”); and, subject to Sarcos’ performance under this Agreement, to the maximum extent permitted by law, Employee agrees not to file or maintain, or cause or knowingly permit the filing or maintaining, of any such Claim in any such forum. Employee further covenants and agrees that Employee will not encourage any person or entity, including but not limited to any current or former employee, officer, director or shareholder of any Sarcos Party, to institute any Claim against the Sarcos Parties or any of them, and that except as expressly permitted or required by law or administrative policy or as required by legally enforceable order Employee will not aid or assist any such person or entity in prosecuting such Claim.  Notwithstanding and for the avoidance of doubt, Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, Sarcos. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information to any parties other than the relevant Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Sarcos attorney-client privileged communications, and that any such disclosure without Sarcos’ written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9. Voluntary Agreement; Full Understanding; Advice of Counsel. Employee agrees and acknowledges that Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE Sarcos and all Sarcos Parties from any legal action, liability or claim other than as provided in this Agreement.

Employee agrees and acknowledges that Employee understands the significance of Employee’s release of unknown claims and Employee’s waiver of statutory protection against a release of unknown claims.

Employee agrees and acknowledges that Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee.

Employee agrees and acknowledges that Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.

Employee agrees and acknowledges that Employee does not waive rights or claims that may arise after the date this Agreement is executed or those claims arising under the Agreement with respect to payments and other rights due Employee on the date of, or during the period following, the termination of Employee’s employment.

10. Consideration Period/ Effective Date.  Employee shall have until Monday, October 17, 2022 to execute this Agreement, and if Employee executes this Agreement after such date it will be null and void.  This Agreement shall be effective on the date it has been signed by both Parties (the “Effective Date”).

11. No Disparagement or Interference.  Subject to Employee’s right to participate in Protected Activity, Employee agrees not to (a) make any false or misleading representations or statements about the Sarcos Parties, or (b) make any statements that may impair or otherwise adversely affect the goodwill or reputation of Sarcos, Parent, or any of their respective affiliates with its or their present or prospective officers, directors, shareholders, employees, customers, or business partners or with any other third parties, or (c) interfere with Sarcos’, Parent’s, or any of their respective affiliates’ relationships or potential relationships with actual or potential customers, partners, employees, or others. Sarcos agrees to instruct its Chief Executive Officer, Chief Operating Officer, Chief Technology Officer, Chief Financial Officer and Chief Marketing Officer and each of its directors, in each case as in effect as of the date hereof, that so long as they remain in their current positions, they are not to make any false or misleading representations or statements about Employee.

12. No Admission of Liability.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Employee, Sarcos, Parent, or any member of the Sarcos Parties.

13. Neutral Reference.  Provided that Employee ensures that any reference request is directed to, Sarcos agrees to provide in response to such request a neutral employment reference, identifying only dates of employment, position held, and rates of pay.

14. Miscellaneous.

(a) This Agreement, the Supplemental Release, the Surviving Sections, the Intellectual Property Agreement, the Stock Agreements, and Employee’s September 22, 2021 Indemnification Agreement with Parent constitute the complete and entire agreement and understanding of Employee and Sarcos with respect to the subject matter hereof and thereof, and supersede in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and the Supplemental Release, including the mutual covenants, agreements, acknowledgments and affirmations contained herein and therein, are intended to constitute a complete settlement and resolution of all matters set forth in Section 7 hereof.  For the avoidance of doubt, the Employment Agreement, with the exception of the Surviving Sections, is fully replaced by and superseded by this Agreement.

(b) The Sarcos Parties are intended third-party beneficiaries of this Agreement and the Supplemental Release, and this Agreement and the Supplemental Release may be enforced by each of them in accordance with the terms hereof in respect of the rights or benefits granted to such Sarcos Parties hereunder.  Except and to the extent set forth in the preceding sentence, this Agreement and the Supplemental Release are not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third-party beneficiary hereof or thereof.  Without limiting the generality of the foregoing, it is not the intention of Sarcos to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or shareholder, irrespective of any similarity between any contract, agreement, commitment or understanding between Sarcos and such other employee, officer, director or shareholder, on the one hand, and any contract, agreement, commitment or understanding between Sarcos and Employee, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or shareholder, on the one hand, and Employee, on the other hand.

(c) The invalidity or unenforceability of any provision of this Agreement or the Supplemental Release shall not affect the validity or enforceability of any other provision of this Agreement or the Supplemental Release, which shall otherwise remain in full force and effect.

(d)This Agreement and the Supplemental Release may be executed in separate counterparts and may be executed and delivered electronically, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) The obligations of each of Sarcos and Employee hereunder and under the Supplemental Release shall be binding upon their respective successors and assigns.  The rights of each of Sarcos and Employee and the rights of the Sarcos Parties shall inure to the benefit of, and be enforceable by, any of Sarcos’, Employee’s and the

Sarcos Parties’ respective successors and assigns.  Sarcos may assign all rights and obligations of this Agreement and/or the Supplemental Release to any successor in interest to the assets of Sarcos.

(f) No amendment to or waiver of this Agreement or the Supplemental Release, or any of their terms, shall be binding upon any party hereto unless consented to in writing by such party.

(g) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE SUPPLEMENTAL RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF UTAH OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF UTAH.

*   *   *   *   *

Intending to be legally bound hereby, Employee and Sarcos have executed this Agreement as of the date first written above.

Sarcos Corp.

/s/ Kiva Allgood

By:  Kiva Allgood, President and Chief Executive Officer

READ CAREFULLY BEFORE SIGNING

I have read this Agreement and have been given adequate opportunity to review this Agreement and to consult legal counsel prior to my signing of this Agreement.  I understand that by executing this Agreement I will relinquish certain rights or demands I may have against the Sarcos Parties or any of them.

/s/ Steven Hansen

Employee: Steven Hansen

Date: October 17, 2022

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